Exhibit 99.1

News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2012 FOURTH QUARTER AND YEAR END RESULTS

Houston, TX, -- February 27, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that for the fourth quarter ended December 31, 2012 it earned net income of $14.1 million, or $0.92 per fully diluted share.  Sequentially, fully  diluted earnings per share improved 7.0% from $0.86 per fully diluted share, or $13.1 million in net income for the third quarter ended September 30, 2012.  Compared to fourth quarter 2011 earnings of $9.2 million or $0.61 per fully diluted share, fourth quarter 2012 fully diluted earnings per share improved 50.8%.

For the year ended December 31, 2012, DXP reported net income of $51.0 million, with fully diluted EPS of $3.35 compared to year end December 31, 2011 net income of $31.4 million, with EPS of $2.08 for an improvement of $19.5 million in net income or 62.1% per fully diluted share.

Sales for the fourth quarter of 2012 increased $74.6 million, or 34.2% to approximately $293.0 million from $218.4 million for the same period in 2011.

For the year ended December 31, 2012, DXP reported a sales increase of $290.1 million, or 35.9% to approximately $1,097.1 million from $807.0 million for 2011.

David R. Little, Chairman and Chief Executive Officer remarked, “We achieved outstanding results in 2012 and accomplished our goals, achieving sales of $1.1 billion and EBITDA margins of 9.9%.  I would like to thank our “DXPeople”, as they continue to be the experts in the market while making DXP a fun place to work.  We again showed we can deliver consistent organic results in a see-saw market.  The execution of our strategy led to a solid year of top-line sales growth, year-over-year margin expansion, solid earnings improvement, accelerated acquisition activity and strong cash flow performance.

All three segments grew revenue and profits.  Innovative Pumping Solutions lead the way again with 58% sales growth and 20% operating income margins.  DXP Service Centers experienced 39% sales growth with 11% operating income margins.  DXP Supply Chain Services finished with 8% sales growth and a significant improvement in operating income margins to 8%.  We grew EBITDA margins from 8.1% in 2011 to 9.9% and we feel there is still room for additional margin improvement as we continue to find ways to instill pricing discipline.  We completed seven strategic acquisitions in 2012, including establishing a meaningful presence in Canada.  Total employees increased from approximately 2,100 to 2,817.

In the short term, there are still a lot of questions around the pace of growth in the U.S., an ongoing European distraction which does not materially impact DXP and the timing of a rebound in China which would lift overall industrial activity. We have demonstrated over the past few years our ability to compete successfully and deliver steady revenues and earnings through inconsistent times, and we are confident that we can continue to do so. That means we will continue to be conservative on costs while making sure we are in position to outperform as the market environment improves.  DXP will continue our focus on gaining market share and remaining active on the acquisition front in 2013.”

Mac McConnell, Chief Financial Officer added, "We are excited about our annual financial results which reflect accomplishing our sales growth and profitability goals.  We grew sales by 36% over 2012 and achieved over 10% EBITDA margins in the second half.  DXP generated over $37 million in free cash flow which was primarily used to fund acquisitions.  During the fourth quarter, we also amended and increased our credit facility by $75 million.  As of December 31, 2012, $110 million was available to be borrowed under our credit facility with pro forma total debt to EBITDA of 1.87:1."

We will host a conference call regarding 2012 fourth quarter and year end results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico in virtually every industry since 1908.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Years ending December 31,		Three Months Ending December 31,
	2012	2011	2012	2011
Sales	$ 1,097,110	$ 807,005	$ 293,006	$ 218,388
Cost of sales	778,019	575,169	205,527	155,715
Gross profit	319,091	231,836	87,479	62,673
Selling, general and administrative expense	228,569	176,351	62,223	46,797
Operating income	90,522	55,485	25,256	15,876
Other income (expense)	47	28	14	(12)
Interest expense	5,560	3,518	1,682	713
Income before provision for income taxes	85,009	51,995	23,588	15,151
Provision for income taxes	34,024	20,558	9,518	5,941
Net income	50,985	31,437	14,070	9,210

Per share and share amounts
Basic earnings per common share	$ 3.54	$ 2.19	$ 0.98	$ 0.64
Common shares outstanding	14,374	14,301	14,373	14,281
Diluted earnings per share	$ 3.35	$ 2.08	$ 0.92	$ 0.61
Common and common equivalent shares outstanding	15,214	15,141	15,213	15,121

Sales by Segment (in thousands)
	Years Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011

Service Centers	$ 779,038	$ 560,233	$ 206,497	$ 147,362
Innovative Pumping Solutions	161,834	102,305	48,368	32,464
Supply Chain Services	156,238	144,467	38,141	38,562
Total Sales	$1,097,110	$ 807,005	$ 293,006	$ 218,388

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011

Income before income taxes	$ 85,009	$ 51,995	$ 23,588	$ 15,151
Plus interest expense	5,560	3,518	1,682	713
Plus depreciation and amortization	18,082	10,082	4,974	2,562
EBITDA	$ 108,651	$ 65,595	$ 30,244	$ 18,426

**EBITDA – earnings before interest, taxes, depreciation and amortization